Exhibit 10.1

Amendment No. 3 to License Agreement of January 26, 2001

Wayne State University (“WSU”), Barbara Ann Karmanos Cancer Institute (“KCI”) (together, “Licensors”), and GlycoGenesys, Inc., formerly known as SafeScience, Inc. (“Licensee”) desire to effect the following amendment of the License Agreement between the Licensors and Licensee dated as of January 26, 2001, as amended (the “Agreement”).

1.	The following paragraph will be inserted in the Agreement as Section 3.1(i) and prior Sections 3.1(i) and 3.1(j) shall be renumbered as Sections 3.1(j) and 3.1(k), respectively: “Commencing September 12, 2003, within thirty (30) days following the end of every calendar month in which Licensee has not yet received FDA or equivalent agency approval for the sale of a Licensed Product and until the time such approval is received, Licensee shall pay Licensors collectively a monthly fee of ten thousand dollars ($10,000.00), such monthly fee to be paid pro rata for any partial month. Such monthly fees paid by Licensee under this Section 3.1(i) shall be credited against royalties owed to Licensors under Sections 3.2(a) and 3.3 (e.g., if Licensee has paid Licensors $100,000 in fees under Section 3.1(i), Licensee shall not be obligated to pay the first $100,000 in royalties owed under Sections 3.2(a) and 3.3). In the event the monthly fees paid by Licensee under this Section 3.1(i) are greater than the amount of royalties payable under Sections 3.2(a) and 3.3 for any reason, there shall be no obligation to repay such amounts.”

2.	Section 3.1(j) (formerly Section 3.1(i)) of the Agreement shall be amended and shall read in full as follows: “Except for payments pursuant to Section 3.1(i), each of the payments made under this Section 3.1 shall (i) not be refundable or credited against royalties or other payments due to Licensors under this Agreement, (ii) be allocated to support research and other needs of licensors in accordance with the policies currently in place at WSU and KCI, and (iii) be made by delivery to Licensors of a certified check or wire transfer except for the payments under Sections 3.1(a) and 3.1(b).”

3.	Section 6.2(b) of the Agreement shall be amended and shall read in full as follows: “Licensors may, at their sole discretion, terminate this Agreement in the event that Licensee has not received FDA or equivalent agency approval for the sale of a Licensed Product by January 1, 2008.”

4.	Section 2.6 of the Agreement shall be amended and shall read in full as follows: “Diligence. Licensee has represented to Licensors, to induce Licensors to issue this license, that it will diligently pursue commercialization of the Licensed Patents and Licensed Technology, including, without limitation, its obligations pursuant to Sections 3.1(c) and (d). Determination of diligence shall be made with reference to objective criteria, including, without limitation, Licensee’s obligation to (a) maintain Licensee’s efforts under the existing IND application covering GCS-100 with the Food and Drug Administration (“FDA”) or file a new IND or equivalent filing with the FDA or other appropriate regulatory agency if such IND or equivalent filing is required; (b) initiate clinical trials by December 31, 2005 designed to support an NDA filing covering GCS-100; and (c) introduce Licensed Products to the market within six (6) months following receipt of necessary marketing approvals from the FDA and other appropriate regulatory agencies.

5.	Except as expressly amended by this Amendment No. 3, all other terms and provisions shall remain in full force and effect (including Section 9.6 (Counterparts)). Capitalized terms used in this Amendment No. 3 and not defined herein are used with the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, Licensee and Licensors have caused this Amendment No. 3 to the Agreement to be duly executed on their behalf by their respective representatives as of September 12, 2003.

GlycoGenesys, Inc.

By: /s/ BRADLEY J CARVER
Name: Bradley J Carver Title: President and CEO

Barbara Ann Karmanos Cancer Institute	Wayne State University

By: /s/ JOHN C. RUCKDESCHER	By: /s/ Fred H. Reinhart
Name: John C. Ruckdescher Title: President/CEO	Name: Fred H. Reinhart Title: Assistant VP for Research